                                                   -----------------------------
                                                            OMB APPROVAL
                                                   -----------------------------
                                                    OMB Number: 3235-0145
                                                    Expires: August 31, 1999
                                                    Estimated average burden
                                                    hours per response... 14.90
                                                    --------------------------
                                UNITED STATES

                     SECURITIES AND EXCHANGE COMMISSION

                           Washington, D.C.  20549

                                 SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                          (Amendment No. __________)*


                           Hines Horticulture, Inc.
         ------------------------------------------------------------
                               (Name of Issuer)

                         Common Stock, $.01 par value
         ------------------------------------------------------------
                        (Title of Class of Securities)

                                   433245107
                             ---------------------
                                (CUSIP Number)


                                 June 28, 1998
         -------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [_] Rule 13d-1(b)
     [_] Rule 13d-1(c)
     [X] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-----------------------                                  ---------------------
  CUSIP NO. 433245107               13G                    PAGE 2 OF 18 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Abbott Capital 1330 Investors I, LP

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware Limited Partnership

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0 shares

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          1,314,115 shares
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0 shares

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          1,314,115 shares
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,314,115 shares
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      6.0%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      PN

------------------------------------------------------------------------------

-----------------------                                  ---------------------
  CUSIP NO. 433245107               13G                    PAGE 3 OF 18 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Abbott Capital 1330 GenPar I, LLC

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware Limited Liability Company

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0 shares

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          1,314,115 shares
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0 shares

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          1,314,115 shares
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,314,115 shares
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      6.0%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      00

------------------------------------------------------------------------------

-----------------------                                  ---------------------
  CUSIP NO. 433245107               13G                    PAGE 4 OF 18 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Abbott Capital Management, LLC

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware Limited Liability Company

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0 shares

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          1,314,115 shares
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0 shares

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          1,314,115 shares
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,314,115 shares
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      6.0%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      00

------------------------------------------------------------------------------

-----------------------                                  ---------------------
  CUSIP NO. 433245107               13G                    PAGE 5 OF 18 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Abbott Co-Investment I, LLC

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware Limited Liability Company

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0 shares

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          1,314,115 shares
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0 shares

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          1,314,115 shares
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,314,115 shares
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      6.0%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      00

------------------------------------------------------------------------------

-----------------------                                  ---------------------
  CUSIP NO. 433245107               13G                    PAGE 6 OF 18 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Thomas W. Hallagan

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0 shares

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          1,314,115 shares
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0 shares

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          1,314,115 shares
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,314,115 shares
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      6.0%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN

------------------------------------------------------------------------------

-----------------------                                  ---------------------
  CUSIP NO. 433245107               13G                    PAGE 7 OF 18 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Raymond L. Held

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0 shares

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          1,314,115 shares
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0 shares

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          1,314,115 shares
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,314,115 shares
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      6.0%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN

------------------------------------------------------------------------------

-----------------------                                  ---------------------
  CUSIP NO. 433245107               13G                    PAGE 8 OF 18 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Stanley E. Pratt

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0 shares

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          1,314,115 shares
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0 shares

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          1,314,115 shares
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,314,115 shares
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      6.0%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN

------------------------------------------------------------------------------

-----------------------                                  ---------------------
  CUSIP NO. 433245107               13G                    PAGE 9 OF 18 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Jonathan D. Roth

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0 shares

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          1,314,115 shares
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0 shares

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          1,314,115 shares
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,314,115 shares
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      6.0%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN

------------------------------------------------------------------------------

-----------------------                                  ---------------------
  CUSIP NO. 433245107               13G                   PAGE 10 OF 18 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Thaddeus I. Gray

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0 shares

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          1,308,036 shares
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0 shares

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          1,308,036 shares
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,308,036 shares
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      5.9%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN

------------------------------------------------------------------------------

ITEM 1(A).  NAME OF ISSUER:  Hines Horticulture, Inc.
            --------------

ITEM 1(B).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
            -----------------------------------------------
            12621 Jeffrey Road, Irvine, CA 92620

ITEM 2(A).  NAMES OF PERSONS FILING: Abbott Capital 1330 Investors I, LP
            -----------------------
            ("1330"); Abbott Capital 1330 GenPar I, LLC ("GenPar"), which is a manager of 1330; Abbott Capital Management, LLC ("ACM"), which is a manager of GenPar; Abbott Co-Investment I, LLC ("ACI"); and Thomas
            W. Hallagan ("Hallagan"), Raymond L. Held ("Held"), Stanley E. Pratt ("Pratt"), Jonathan D. Roth ("Roth") and Thaddeus I. Gray ("Gray") (collectively, the "Managers"). Hallagan is an individual manager of GenPar. Held, Pratt, Hallagan and Roth are individual managers of ACI. Held, Pratt, Gray and Roth are individual managers of ACM. The persons named in this paragraph are referred to individually herein as a "Reporting Person" and collectively as the "Reporting Persons."

ITEM 2(B).  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE: The
            -----------------------------------------------------------
            address of the principal business office of 1330, GenPar, Hallagan, Held, Roth and Gray is 1330 Avenue of the Americas, New York, NY 10019-5422. The address of the principal business office of ACM, ACI and Pratt is 50 Rowes Wharf, Suite 240, Boston, MA 02110-3328

ITEM 2(C).  CITIZENSHIP: 1330 is a limited partnership organized under the laws
            -----------
            of the State of Delaware. Each of GenPar, ACM and ACI is a limited liability company organized under the laws of the State of Delaware. Each of the Managers is a United States citizen.

ITEM 2(D).  TITLE OF CLASS OF SECURITIES:  Common Stock, $.01 par value ("Common
            ----------------------------
            Stock").

ITEM 2(E).  CUSIP NUMBER:  433245107
            ------------

ITEM 3.        IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-
               -------------------------------------------------
               1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:
               -------------------------------------------------------

               (a)  [_]  Broker or Dealer registered under Section 15 of the
                         Securities Exchange Act of 1934 (the "Act").

               (b)  [_]  Bank as defined in Section 3(a)(6) of the Act.

               (c)  [_]  Insurance Company as defined in Section 3(a)(19) of the
                         Act.

               (d)  [_]  Investment Company registered under Section 8 of the
                         Investment Company Act of 1940.

               (e)  [_]  Investment Adviser registered under Section 203 of the
                         Investment Advisers Act of 1940.

               (f)  [_]  Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F) of the Act.

               (g)  [_]  Parent Holding Company, in accordance with Rule 13d-
                         1(b)(ii)(G) of the Act.

               (h)  [_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(H) of the Act.

                              Page 11 of 18 pages

               Not applicable. This Schedule 13G is not being filed pursuant to Rule 13d-1(b) or Rule 13d-2(b).

ITEM 4.   OWNERSHIP.
          ---------

          (a) Amount Beneficially Owned: 1330 is the record owner of 1,308,036 shares of Common Stock as of December 31, 1998 (the "1330 Shares"). ACI is the record owner of 6,079 shares of Common Stock as of December 31, 1998 (the "ACI Shares"). By virtue of their relationship as affiliated entities, certain of whose managers share some of the same individual managers, 1330, its manager, GenPar, GenPar's manager, ACM, and ACI, may each be deemed to share the power to direct the disposition and vote of the 1330 Shares and the ACI Shares, for a total of 1,314,115 shares.

               Gray is a manager of ACM and therefore may be deemed to own beneficially the 1330 Shares, for a total of 1,308,036 shares. Hallagan is a manager of both GenPar and ACI and therefore may be deemed to own beneficially the 1330 Shares and the ACI Shares, for a total of 1,314,115 shares. Held, Pratt and Roth are managers of both ACM and ACI and therefore each may be deemed to own beneficially the 1330 Shares and the ACI Shares, for a total of 1,314,115 shares.

          (b)  Percent of Class: Each Reporting Person other than Gray: 6.0%.
               Gray: 5.9%. The foregoing percentages are calculated based on the 22,072,549 shares of Common Stock reported to be outstanding in the Quarterly Report on Form 10-Q of Hines Horticulture, Inc. for the quarter ended September 30, 1998, as adjusted pursuant to Rule 13d-3(d)(1).

          (c)  Number of shares as to which such person has:

               (i) sole power to vote or to direct the vote: 0 shares for each Reporting Person.

               (ii) shared power to vote or to direct the vote: 1,314,115 shares for each Reporting Person other than Gray. 1,308,036 shares for Gray.

               (iii) sole power to dispose or to direct the disposition of: 0 shares for each Reporting Person.

               (iv)  shared power to dispose or to direct the disposition of:
                     1,314,115 shares for each Reporting Person other than Gray. 1,308,036 shares for Gray.

          Each Reporting Person disclaims beneficial ownership of such shares of Common Stock except for the shares, if any, such Reporting Person holds of record.

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.
          --------------------------------------------

          Not applicable.

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.
          ---------------------------------------------------------------

          Not applicable.

ITEM 7.   IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE
          ----------------------------------------------------------------------
          SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.
          --------------------------------------------------------

          Not applicable.

                              Page 12 of 18 pages

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
          ---------------------------------------------------------

          Not applicable. The Reporting Persons expressly disclaim membership in a "group" as used in Rule 13d-1(b)(ii)(J).

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP.
          ------------------------------

          Not applicable.

ITEM 10.  CERTIFICATION.
          -------------

          Not applicable. This statement on Schedule 13G is not filed pursuant to Rule 13d-1(b) or Rule 13d-1(c).

                              Page 13 of 18 pages

                                   SIGNATURE
                                   ---------


     After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date:  February 5, 1999


ABBOTT CAPITAL 1330 INVESTORS I, LP

By:  ABBOTT CAPITAL 1330 GenPar I, LLC

     By:                *
        --------------------------------
        Thomas W. Hallagan
        Manager


ABBOTT CAPITAL 1330 GenPar I, LLC

By:                 *
   -------------------------------------
   Thomas W. Hallagan
   Manager


ABBOTT CAPITAL MANAGEMENT, LLC

By:                 *
   -------------------------------------
   Raymond L. Held
   Manager


ABBOTT CO-INVESTMENT I, LLC

By:                 *
   -------------------------------------
   Raymond L. Held
   Manager


                    *
----------------------------------------
Thomas W. Hallagan


                    *
----------------------------------------
Raymond L. Held

                              Page 14 of 18 pages

                *
-------------------------------
Stanley E. Pratt


                *
-------------------------------
Jonathan D. Roth


                *
-------------------------------
Thaddeus I. Gray



                                   *By: /s/ Lauren M. Massey
                                        --------------------------------------
                                        Lauren M. Massey, Attorney-in-Fact

________________________________________________________________________________

This Schedule 13G was executed by Lauren M. Massey pursuant to Powers of Attorney in connection with this Schedule 13G for Hines Horticulture, Inc., which Powers of Attorney are attached hereto as Exhibit 2.

                              Page 15 of 18 pages